As Filed With the Securities and Exchange Commission on December 15, 2014
Registration No. 333- 200394

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
To
REGISTRATION STATEMENT
ON FORM S-3

UNDER THE SECURITIES ACT OF 1933

MARATHON PATENT GROUP, INC.
(Exact name of registrant as specified in its charter)
Nevada	6794	01-0949984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA 90025 Telephone: (800) 804-1690
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Doug Croxall 11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA 90025 Telephone: (703) 232-1701
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Harvey J. Kesner, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of  “ accelerated filer ”, “large accelerated filer” and “smaller reporting company” (as defined in Rule 12b-2 of the Act) (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE
Shares of common stock, $0. 0001 par value, underlying convertible notes	370,001	$14.16 (2)	$5,239,214	$609
Shares of common stock, $0. 0001 par value, underlying warrants	129,499	$14.16 (2)	$1,833,706	$213
Total	499,500		$7,072,920	$822	*

* Previously paid.

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Estimated at $14.16 per share, the average of the high and low prices as reported on  The NASDAQ Stock Market LLC  on November 17, 2014, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, and assumes a one-for-thirteen reverse stock split that we effectuated on July 18, 2013 (the “Reverse Split”) , without giving effect to the Stock Dividend (as discussed herein).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 15, 2014

Preliminary Prospectus

MARATHON PATENT GROUP, INC.

499,500 Shares of Common stock

This prospectus relates to the sale by the selling stockholders identified herein of up to 499,500 shares of common stock of Marathon Patent Group, Inc. (the “Company”), which includes 370,001 shares of common stock issuable upon the conversion of the Secured Convertible Notes (the “Notes”), 129,499 shares of common stock issuable upon the exercise of outstanding warrants.

There are no underwriting arrangements to sell the shares of common stock that are being offered by the selling stockholders hereunder. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on The NASDAQ Stock Market LLC under the symbol “MARA”.   On November 19, 2014, we declared a stock dividend pursuant to which holders of our common stock, par value $0.0001 as of the close of business of the record date of December 15, 2014 shall receive one additional share of common stock for each share of common stock held by such holders (“Stock Dividend”). All share numbers and per share prices in this prospectus do not reflect the Stock Dividend, unless otherwise indicated.

On November 14, 2014, the last reported sale price of our common stock as reported on The NASDAQ Stock Market LLC was $14.60 per share. As of November 14, 2014, the aggregate market value of voting stock held by non-affiliates of ours, based on the closing sales price of common stock on November 14, 2014, was approximately $77,982,381. During the prior 12 months, the aggregate market value of securities sold by or on behalf of us is pursuant to General Instruction I.B.6 is $12,053,264.

CONCURRENT OFFERINGS

On June 24, 2014, 2014, we filed a Registration Statement on Form S-1 (File No. 333-196994) and amended such registration statement on Form S-1/A on August 5, 2014 and on Form S-3/A on September 17, 2014 and on October 1, 2014, with respect to the resale of 1,319,859 shares of our common stock, consisting of 1,023,579 shares of common stock issuable upon the conversion of Series A Convertible Preferred Stock, 255,895 shares of common stock issuable upon the exercise of outstanding warrants and 40,385 shares of common stock. On October 31, 2014, such Registration Statement was declared effective by the Securities and Exchange Commission . The sale of such 1,319,859 shares by the selling stockholders, or the potential of such sales, could have an adverse effect on the market price of our common stock.

On December 5, 2014, our Registration Statement on Form S-3 (File No. 333-198569) was declared effective under the Securities Act of 1933, as amended, with respect to the primary sale, in one or more offerings, of any combination of securities described in the prospectus included in the registration statement having an aggregate initial offering price of up to $100,000,000. We have not sold any securities pursuant to such registration statement. The sale of such securities or the potential of such sales could have an adverse effect on the market price of our common stock.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________ , 2014.

__________________________________________________

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus includes estimates, statistics and other industry and market data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find Additional Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The securities offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date of this prospectus or, in the case of the documents incorporated by reference, the date of such documents, regardless of the date of delivery of this prospectus or any sale of the securities offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the section entitled “Risk Factors” and our consolidated financial statements and related notes, before deciding to buy our securities. Unless otherwise stated, all references to “us,” “our,” “we,” “Marathon,” the “Company” and similar designations refer to Marathon Patent Group, Inc. and its subsidiaries.

The Offering
Common stock offered by the selling stockholders:
499,500 shares of the Company’s $0.0001 par value common stock, which includes 370,001 shares of Common stock issuable upon the conversion of the Company’s Secured Convertible Notes (the “Notes”) and 129,499 shares of common stock issuable upon the exercise of outstanding warrants.

Common stock outstanding before and after this offering:	6,790,995 (1) and 7,290,495 (2)
Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.
NASDAQ symbol:	MARA
Risk factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

___________________
(1) The number of outstanding shares before the offering is based upon 6,790,995 shares outstanding as of November 14, 2014.
(2)  The number of shares after the offering is based on 7,290,495 shares outstanding as of November 14, 2014, assuming all outstanding principal of the Notes has been converted (370,001) and all the warrants for which the underlying shares of common stock being offered (129,499) have been exercised.

OUR BUSINESS

Overview

We were incorporated in the State of Nevada on February 23, 2010 under the name “Verve Ventures, Inc.” On December 7, 2011, we changed our name to “American Strategic Minerals Corporation” and were engaged in exploration and potential development of uranium and vanadium minerals business. During June 2012, we decided to discontinue our uranium and vanadium minerals business and engaged in the business of acquiring, renovating, and selling real estate properties located within the areas of Southern California. On November 14, 2012, we decided to discontinue our real estate business.

Our current business is to acquire patents and patent rights and to monetize the value of those assets to generate revenue and profit for the Company.  We acquire patents and patent rights from their owners, who range from individual inventors to Fortune 500 companies.  Part of our acquisition strategy is to acquire or invest in patents and patent rights that cover a wide-range of subject matter, which allows us to achieve the benefits of a growing diversified portfolio of assets.  Generally, the patents and patent rights that we acquire are characterized by having large identifiable companies who are or have been using technology that infringes our patents and patent rights.  We generally monetize our portfolio of patents and patent rights by entering into license discussions, and if that is unsuccessful, initiating enforcement activities against any infringing parties with the objective of entering into a standard form of comprehensive settlement and license agreement that may include the granting of non-exclusive retroactive and future rights to use the patented technology, a covenant not to sue, a release of the party from certain claims, the dismissal of any pending litigation and other terms that are appropriate in the circumstances.  Our strategy has been developed with the expectation that it will result in a long-term, diversified revenue stream for the Company.

Our principal office is located at 11100 Santa Monica Blvd., Suite 380, Los Angeles, CA 90225. Our telephone number is (703) 232-1701.

As of September 30, 2014, our patent portfolios consist of 199 U.S. and foreign patents, twenty-two open patent applications and contract rights to 10 patents. During the second quarter of 2013, we began to generate revenue from our patent portfolio.

Business Model and Strategy

Our business model is based on two strategies: (1) the identification, analysis and acquisition of patents and patent rights; and (2) the generation of licensing revenues from the acquired patents or patent rights.

Typically, we compensate the patent seller through a combination of any one or more of the following: cash, common stock, preferred stock and earn out.  Upon the close of the acquisition, the patents or patent rights as well as the assignment of the patents or patent rights are transferred to us or one of our subsidiaries.

Our Products and Services

We acquire patents and patent rights from patent holders in order to maximize the value of their patent holdings by conducting and managing a licensing campaign. Some patent holders tend to have limited internal resources and/or expertise to effectively address the unauthorized use of their patented technologies or they simply make the strategic business decision to outsource their intellectual property licensing.  Typically, we, or an operating subsidiary acquires a patent portfolio in exchange for a combination of an upfront cash payment, a percentage of our operating subsidiary's gross recoveries from the licensing and enforcement of the portfolio, or a combination of the two.

Customers

Currently, we define customers as firms that take licenses to our patents, either prior to or during patent litigation.  These firms generally enter into non-exclusive, non-assignable license agreements with us in return for a one-time, non-recurring, upfront license and settlement payment, and these customers do not generally engage in on-going, recurring business activity with us.

Intellectual Property and Patent Rights

Our intellectual property is primarily comprised of trade secrets, patented know-how, issued and pending patents, copyrights and technological innovation.

As of September 30, 2014, our patent portfolios consist of 199 U.S. and foreign patents, twenty-two open patent applications and contract rights to 10 patents. During the second quarter of 2013, we began to generate revenue from our patent portfolio.  In the aggregate, the earliest date for expiration of a patent in our patent portfolio is past (the patent is expired, but patent rules allow for six year look-back for royalties), the median expiration date for patents in our portfolio is June 17, 2017, and the latest expiration date for a patent in any of our patent portfolios is March 29, 2029.  A summary of our patent portfolios is as follows:
Subsidiary	Number of Patents	Earliest Expiration Date	Median Expiration Date	Latest Expiration Date	Subject Matter
Bismarck	14	09/15/15	09/15/15	01/22/18	Communication and PBX equipment
Clouding	70	Expired	10/05/21	03/09/29	Network and data management
CRFD Research	4	09/17/21	08/11/22	08/19/23	Web page content translator and device-to-device transfer system
Cyberfone	38	Expired	09/15/15	06/07/20	Telephony and data transactions
Dynamic Advances	4	Expired	10/02/17	03/06/23	Natural language interface
E2E	4	04/27/20	11/17/23	07/18/24	Manufacturing schedules using adaptive learning
Loopback	10	Expired	09/25/17	08/27/22	Automotive
Hybrid	2	11/14/15	09/09/16	07/17/17	Asynchronous communications
IP Liquidity	6	Expired	06/06/15	07/26/20	Pharmaceuticals / tire pressure systems
Relay	1	Expired	Expired	Expired	Multicasting
Sampo	3	03/13/18	03/13/18	11/13/20	Centrifugal communications
Sarif Biomedical	5	09/07/13	09/07/13	09/07/13	Microsurgery equipment
Selene	3	05/05/18	11/23/20	11/28/21	Communications
Signal	7	03/10/14	12/01/15	08/06/22	Automotive
TLI Communications	1	06/17/17	06/17/17	06/17/17	Telecommunications
Vantage Point	37	Expired	12/21/16	03/09/18	Computer networking and operations

Patent Enforcement Litigation

We may often be required to engage in litigation to enforce our patents and patent rights. We are, or may become a party to ongoing patent enforcement related litigation, alleging infringement by third parties of certain of the patented technologies owned or controlled by us.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to Our Company

We have changed the focus of our business to acquiring patents and patent rights and monetizing the value of those assets through enforcement campaigns that are expected to generate revenue.  We may not be able to successfully monetize the patents that we acquire and thus we may fail to realize all of the anticipated benefits of such acquisitions.

There is no assurance that we will be able to continue to successfully acquire, develop or monetize our patent portfolio. The acquisition of patents could fail to produce anticipated benefits or we could have other adverse effects that we do not currently foresee. Failure to successfully monetize our patents would have a material adverse effect on our business, financial condition and results of operations.

In addition, the acquisition of patent portfolios is subject to a number of risks, including, but not limited to the following:

•
There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets. During that time lag, substantial amounts of costs are likely to be incurred that could have a negative effect on our results of operations, cash flows and financial position;

•
The monetization of a patent portfolio will be a time consuming and expensive process that may disrupt our operations. If our monetization efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisition; and

•
We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain additional working capital in the future through public or private debt or equity financings, borrowings or otherwise. If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital, as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.

Therefore, there is no assurance that the monetization of our patent portfolios will generate enough revenue to recoup our investment.

We are presently reliant largely on the patent assets we acquired from other companies. If we are unable to monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that our business would fail.

At the commencement of our current line of business in 2012, we acquired a portfolio of patent assets from Sampo IP, LLC (“Sampo”), a company affiliated with our Chief Executive Officer, Douglas Croxall, from which we have generated revenue from enforcement activities and for which we plan to continue to generate enforcement related revenue.  On April 16, 2013, we acquired a patent from Mosaid Technologies Incorporated, a Canadian corporation. On April 22, 2013, we acquired a patent portfolio through a merger between CyberFone Acquisition Corp., a Texas corporation and our wholly owned subsidiary and CyberFone Systems LLC, a Texas limited liability company (“CyberFone Systems”). In June 2013, in connection with the closing of a licensing agreement with Siemens Technology, we acquired a patent portfolio from that company.  In September 2013, we acquired a portfolio from TeleCommunication Systems and an additional portfolio from Intergraph Corporation.  In October 2013, we acquired a patent portfolio from TT IP, LLC.  In December 2013 we had three transactions: (i) in connection with a licensing agreement with Zhone, we acquired a portfolio of patents from that company; (ii) we acquired a patent portfolio from Delphi Technologies, Inc.; and (iii) in connection with a settlement and license agreement, we agreed to settle and release another defendant for past and future use of our patents, whereby the defendant agreed to assign and transfer 2 U.S. patents and rights to us.  In May 2014, we acquired ownership rights of Dynamic Advances, LLC, a Texas limited liability company, IP Liquidity Ventures, LLC, a Delaware limited liability company, and Sarif Biomedical, LLC, a Delaware limited liability company, all of which hold patent portfolios or contract rights to the revenue generated from the patent portfolios. In June 2014, we acquired Selene Communication Technologies, LLC, which holds multiple patents in the search and network intrusion field. In August 2014, we acquired patents from Clouding IP LLC, with such patents related to network and data management technology.  In September 2014, we acquired TLI Communications, which owns a single patent in the telecommunication field.  In October 2014, we acquired MedTech Development, LLC, which owns medical technology patents. We plan to generate revenues from our acquired patent portfolios.  However, if our efforts to generate revenue from these assets fail, we will have incurred significant losses and may be unable to acquire additional assets. If this occurs, our business would likely fail.

We have economic interests in portfolios that the Company does not control and the decision regarding the timing and amount of licenses are held by third parties, which could lead to outcomes materially different than what the Company intended.

The Company owns contract rights to two portfolios over which it does not exercise control and cannot determine when and if, and if so, for how much, the patent owner licenses the patents.  This could lead to situations where we have dedicated resources, time and money to portfolios that despite the best interests of the Company, provide little or no return on our investment.  In these situations, the Company would record a loss on its investment and incur losses that contributes to the overall performance of the company.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources and systems. Further, as our subsidiary companies’ businesses grow, we will be required to continue to manage multiple relationships. Any further growth by us or our subsidiary companies, or an increase in the number of our strategic relationships, may place additional strain on our managerial, operational and financial resources and systems. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.

We initiate legal proceedings against potentially infringing companies in the normal course of our business and we believe that extended litigation proceedings would be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

To monetize our patent assets, we generally initiate legal proceedings against likely infringing companies, pursuant to which we may allege that such companies infringe on one or more of our patents. Our viability could be highly dependent on the outcome of the litigation, and there is a risk that we may be unable to achieve the results we desire from such litigation, which failure would substantially harm our business.  In addition, the defendants in the litigations are likely to be much larger than us and have substantially more resources than we do, which could make our litigation efforts more difficult.

We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against others to enforce or defend our patent rights or to determine the validity and scope of other party’s patent rights. The defendants or other third parties involved in the lawsuits in which we are involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude our ability to derive monetization revenue from the patents. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact our business. Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.

We may seek to internally develop additional new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

Part of our business may in the future include the internal development of new inventions or intellectual property that we will seek to monetize. However, this aspect of our business would likely require significant amounts of capital and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on our business. There is also the risk that such initiatives may not yield any viable new inventions or technology, which would lead to a loss of our investments in time and resources in such activities.

In addition, even if we are able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain, and we would be heavily reliant upon, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

●	patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;

●	we may be subject to interference proceedings;

●	we may be subject to opposition proceedings in the U.S. or foreign countries;

●	any patents that are issued to us may not provide meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents issued to us;

●	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

●	other companies may design around technologies we have developed; and

●	enforcement of our patents would be complex, uncertain and very expensive.

We cannot be certain that patents will be issued as a result of any future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Our future success depends on our ability to expand our organization to match the growth of our subsidiaries.

As our operating subsidiaries grow, the administrative demands upon us and our operating subsidiaries will grow, and our success will depend upon our ability to meet those demands. These demands include increased accounting, management, legal services, staff support, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Our future growth depends, in part, on our ability to acquire patented technologies, patent portfolios, or companies holding such patented technologies and patent portfolios. Accordingly, we have engaged in acquisitions to expand our patent portfolios and we intend to continue to explore such acquisitions. Such acquisitions are subject to numerous risks, including the following:

•	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

•	difficulty integrating the operations, technology and personnel of the acquired entity;

•	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

•	difficulty in maintaining controls, procedures and policies during the transition and monetization process;

•	diversion of our management’s attention from other business concerns; and

•	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios, and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

Our revenues are unpredictable, and this may harm our financial condition.

From November 12, 2012 to the present, our operating subsidiaries have executed our business strategy of acquiring patent portfolios and accompanying patent rights and monetizing the value of those assets.  As of September 30, 2014, on a consolidated basis, our operating subsidiaries owned, controlled or had economic rights to 209 patent assets, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries. These acquisitions continue to expand and diversify our revenue generating opportunities. However, due to the nature of our patent monetization business and uncertainties regarding the amount and timing of the receipt of funds from the monetization of our patent assets resulting in part from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, outlook for the businesses for defendants, and certain other factors, our revenues may vary substantially from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our patent monetization cycle is lengthy and costly, and our marketing, legal and sales efforts may be unsuccessful.

We expect our operating subsidiaries to incur significant marketing, legal and sales expenses prior to entering into monetization events that generate revenue for the Company.  We will also spend considerable resources educating defendants on the benefits of a settlement with us that may include as one component a non-exclusive license for future use of our patent rights.  As such, we may incur significant losses in any particular period before any associated revenue stream begins.

If our efforts to convince defendants of the benefits of a settlement arrangement are unsuccessful, we may need to continue with the litigation process or other enforcement action to protect our patent rights and to realize revenue from those rights.  We may also need to litigate to enforce the terms of some existing agreements, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

Our exposure to uncontrollable outside influences, including new legislation, court rulings or actions by the United States Patent and Trademark Office, could adversely affect our patent monetization activities and results of operations.

Our patent acquisition and monetization business is subject to numerous risks from outside influences, including the following:

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and reduce our revenue.

Our operating subsidiaries acquire patents with enforcement opportunities and spend substantial amounts of resources to enforce those patents. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, or USPTO, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, such changes could materially and negatively affect our revenue and expenses and, therefore, our company.  Recently, United States patent laws were amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual allegedly-infringing parties by their respective individual actions or activities. In addition, the America Invents Act enacted a new inter-partes review, or IPR, process at the USPTO which can be used by defendants, and other individuals and entities, to separately challenge the validity of any patent. At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our patent monetization and enforcement business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.  Patents from two of our portfolios, Sarif Biomedical and Vantage Point, are currently the subject of inter-partes reviews.

In addition, the U.S. Department of Justice, or the DOJ, has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively monetize and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies. Also, the Federal Trade Commission, or FTC, has published its intent to initiate a proposed study under Section 6(b) of the Federal Trade Commission Act to evaluate the patent assertion practice and market impact of Patent Assertion Entities, or PAEs.  The FTC’s notice and request for public comment relating to the PAE study appeared in the Federal Register on October 3, 2013.  The FTC has solicited information from the Company regarding its portfolios and activities, and the Company is currently in the process of complying with the FTC request for such information. It is expected that the results of the PAE study by the FTC will be provided to Congress and other agencies, such as the DOJ, who could take action, including legislative proposals, based on the results of the study.

Finally, new rules regarding the burden of proof in patent enforcement actions could substantially increase the cost of our enforcement actions and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

Changes in patent law could adversely impact our business.

Patent laws may continue to change and may alter the historically consistent protections afforded to owners of patent rights. Such changes may not be advantageous for us and may make it more difficult to obtain adequate patent protection to enforce our patents against infringing parties. Increased focus on the growing number of patent-related lawsuits may result in legislative changes that increase our costs and related risks of asserting patent enforcement actions. For instance, the United States House of Representatives passed a bill that would require non-practicing entities that bring patent infringement lawsuits to pay legal costs of the defendants, if the lawsuits are unsuccessful and certain standards are not met.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patent rights.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions that may be made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

Certain of our operating subsidiaries hold and continue to acquire pending patents. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in monetizing such patents to generate revenue from those assets and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Federal courts are becoming more crowded and, as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges and, as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

The assets of our operating subsidiaries consist of patent portfolios, including pending patent applications before the USPTO. The value of our patent portfolio is dependent, in part, on the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Our acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to our business plan, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular patent assets, there is no guarantee that we will generate sufficient revenue related to those patent assets to offset the acquisition costs. While we will seek to conduct sufficient due diligence on the patent assets we are considering for acquisition, we may acquire patent assets from a seller who does not have proper title to those assets. In those cases, we may be required to spend significant resources to defend our ownership interest in the patent assets and, if we are not successful, our acquisition may be invalid, in which case we could lose part or all of our investment in the assets.

We may also identify patent or other patent rights assets that cost more than we are prepared to spend with our own capital resources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results and, if we incur losses, the value of our securities will decline.

In addition, we may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which our companies may adopt our patented technologies in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring patent assets, many of whom have substantially greater cash resources than we have. In addition, any failure to satisfy any debt repayment obligations that we may incur, may result in adverse consequences to our operating results.

We acquired the rights to market and license a patent analytics tool from IP Navigation Group, LLC and will dedicate resources and incur costs in an effort to generate revenues.  We may not be able to generate revenues and there is a risk that the time spent marketing and licensing the tool will distract management from the enforcement of the Company’s existing patent portfolios.

We expect to dedicate resources and incur costs in the marketing and licensing of the patent analytics tool, named Opus Analytics, in order to generate revenue, but there are no assurances that our efforts will be successful.  We may not generate any revenues from the licensing of the tool or may not generate enough license revenue to exceed our costs.  Our efforts therefore could lead to losses either reducing our income or increasing our overall loss and shareholders equity.

In addition, the time and effort spent marketing and licensing Opus Analytics could distract the Company and its officers from the management of the balance of the Company’s business and have a deleterious effect on results from the enforcement of the Company’s patents and patent rights.  This could lead to either sub-par returns from the patent and patent right enforcement efforts or even total losses of the value of such patents and patent rights, leading to considerable losses.

Any failure to maintain or protect our patent assets could significantly impair our return on investment from such assets and harm our brand, our business and our operating results.

Our ability to operate our business and compete in the patent market largely depends on the superiority, uniqueness and value of our acquired patent assets.  To protect our proprietary rights, we rely on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures we undertake to protect and maintain the value of our assets will have any measure of success.

Following the acquisition of patent assets, we will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. We may acquire patent assets, including patent applications that require us to spend resources to prosecute such patent applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from our core business activities.

Despite our efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

•	our patent applications, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide us with any competitive advantages when compared to potentially infringing other properties;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into settlement and licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results.

Our business plan depends significantly on worldwide economic conditions and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material adverse effect on the willingness of parties infringing on our assets to enter into settlements or other revenue generating agreements voluntarily. Entering into such agreements is critical to our business plan, and our failure to do so could cause material harm to our business.

If we are unable to adequately protect our patent assets, we may not be able to compete effectively.

Our ability to compete depends in part upon the strength of the patents and patent rights that we own or may hereafter acquire in our technologies, brands and content. We rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and other types of agreements to establish and protect our patent, intellectual property and proprietary rights. The efforts we take to protect our patents, intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our patents, intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available. There may be instances where we are not able to fully protect or utilize our patent and other intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our patent assets and intellectual property and proprietary rights from unauthorized use, the value of those assets may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products. In addition, protecting our patents and patent rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our patent rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our patent rights and proprietary technology. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

We expect that we will be substantially dependent on a concentrated number of customers. If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited.

We expect that in the future, a significant portion of our revenues will be generated from a limited number of customers and licenses to those customers. For the year ended December 31, 2013, two licenses accounted for approximately 55% of our revenue, and for the quarter ended September 30, 2014, five licenses accounted for 100% of our revenue, with two licenses accounting for over 99% of that revenue. There can be no guarantee that we will be able to obtain additional licenses for the Company’s patents, or if we able to do so, that the licenses will be of the same or larger size allowing us to sustain or grow our revenue levels, respectively. If we are not able to generate licenses from the limited group of prospective customers that we anticipate may generate a substantial majority of our revenues in the future, or if they do not generate revenues at the levels or at the times that we anticipate, our ability to maintain or grow our revenues will be adversely affected.

Risks Relating to Our Stock

Our management will be able to exert significant influence over us to the detriment of minority stockholders.

Our executive officers and directors beneficially own approximately 16.5% of our outstanding common stock as of November 14, 2014. These stockholders, if they act together, will be able to exert significant influence on our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock.

Exercise of warrants will dilute stockholders’ percentage of ownership.

We have issued options and warrants to purchase our common stock to our officers, directors, consultants and certain shareholders.   In the future, we may grant additional stock options, warrants and convertible securities. The exercise or conversion of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert them when we would be able to obtain additional equity capital on terms more favorable than these securities.

Our common stock may be delisted from The NASDAQ Stock Market LLC if we fail to comply with continued listing standards.

Our common stock is currently traded on The NASDAQ Stock Market LLC under the symbol “MARA.”  If we fail to meet any of the continued listing standards of The NASDAQ Stock Market LLC, our common stock could be delisted from The NASDAQ Stock Market LLC.  These continued listing standards include specifically enumerated criteria, such as:

●	a $1.00 minimum closing bid price;
●	stockholders’ equity of $2.5 million;
●	500,000 shares of publicly-held common stock with a market value of at least $1 million;
●	300 round-lot stockholders; and
●	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

We could fail in future financing efforts or be delisted from NASDAQ if we fail to receive stockholder approval when needed.

We are required under the NASDAQ rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ.  Funding of our operations and acquisitions of assets may require issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding, but we might not be successful in obtaining the required stockholder approval for such an issuance.  If we are unable to obtain financing due to stockholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

There has been limited trading in our common stock and there can be no assurance that an active trading market in our common stock will either develop or be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

In connection with the issuance of preferred stock and warrants, holders of the Company’s common stock will experience immediate and substantial dilution upon the conversion of such preferred stock and the exercise of such warrants.

On May 1, 2014, we issued 1,023,579 shares of Series A Preferred Stock, 391,000 shares of our par value $0.0001 Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and warrants to purchase an aggregate of 255,895 shares of common stock.   Upon conversion of the two series of preferred stock and exercise of the warrants, you will experience dilution.  As of July 30, 2014, we have 5,721,370 shares of common stock outstanding.  Assuming full conversion of the two classes of preferred stock and the exercise of the warrants issued on May 1, 2014, the number of shares of our Common stock outstanding will increase 1,670,474 shares from 5,721,370 shares of common stock outstanding as of July 30, 2014 to 7,391,844 shares of Common stock outstanding. On November 6, 2014, 978,074 shares of Series A Preferred Stock were automatically converted into 978,074 shares of our common stock pursuant to Section 5(c) of the Certificate of Designation of the Series A Preferred Stock.

The rights of the holders of the Company’s common stock will be subordinate to our creditors and to the holders of our preferred stock in a liquidation and the certificate of designation relating to our Series A Preferred Stock contains certain covenants against the incurrence of indebtedness which could affect our business.

On May 2, 2014, we issued three promissory notes in the aggregate principal amount of $5,000,000 (which increased to $6,000,000 as the promissory notes were not paid in full on or prior to June 30, 2014) and preferred stock and warrants.  The promissory notes each mature on March 31, 2015.

Accordingly, the holders of common stock will rank junior to such indebtedness and to the liquidation rights of the holders of our Series A Preferred Stock, as well as to other non-equity claims on the Company and our assets, including claims in our liquidation.

Additionally, the Series A Preferred Stock places restrictions on our ability to incur indebtedness or engage in any transactions, subject to the voting right set forth, among other things, in the certificate of designations for the Series A Preferred Stock.

The Company is required to pay dividends on its Series A Preferred Stock; if we fail to pay such dividends in cash and pay such dividends in shares of our common stock then the holders of our common stock will be further diluted.

The holders of Series A Preferred Stock are entitled to annual dividends at a rate of 8% based on a value of $6.50 per share, payable quarterly commencing on January 31, 2015.  If we fail to pay such dividends in cash and pay the holders of Series A Preferred Stock their annual dividends in stock, you will experience further dilution.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments; and

•	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have never paid nor do we expect in the near future to pay dividends.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future.  While it is possible that we may declare a dividend after a large settlement, investors should not rely on such a possibility, nor should they rely on an investment in us if they require income generated from dividends paid on our capital stock.  Any income derived from our common stock would only come from rise in the market price of our common stock, which is uncertain and unpredictable.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  The shares of our restricted common stock will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for us.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning us. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.   In addition, investors in us may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

If we lose key personnel or are unable to attract and retain additional qualified personnel, we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Doug Croxall, our Chief Executive Officer.  We may not be successful in attracting, assimilating and retaining our employees in the future.  The loss of Mr. Croxall would have a material adverse effect on our operations.  We have entered into an amendment to the employment agreement with Mr. Croxall, which extends the term of his employment agreement to November 2017.  We are competing for employees against companies that are more established than we are and have the ability to pay more cash compensation than we do.  As of the date hereof, we have not experienced problems hiring employees.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any future internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The NASDAQ Stock Market LLC or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

 SELLING STOCKHOLDERS

Up to 499,500 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and include the following:

•	370,001 shares of common stock issuable upon the conversion of the Notes sold to investors in the private placement closed on October 16, 2014, after giving effect to the Reverse Split; and

•	129,499 shares of common stock issuable upon the exercise of outstanding warrants issued to investors in the private placement closed on October 16, 2014, after giving effect to the Reverse Split.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The 499,500 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

Name of Stockholder	Total Number of Shares of Common stock Held Prior to Offering (1)		Number of Shares of Common Stock Underlying Notes being Offered Pursuant to this Prospectus	Number of Shares of Common Stock Underlying Warrants being Offered Pursuant to this Prospectus	Number of Shares of Common Stock being Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Offering (Number) (1)(3)		Shares Beneficially Owned After the Offering (Percentage) (1)(2)
Barry Honig	678,312	(4)	33,333	11,667	45,000	678,312	(5)	9.99%
Four Kids Investment Fund LLC (6)	183,844	(7)	66,667	23,333	90,000	93,844		1.28%
Del Mar Master Fund, Ltd. (8)	282,308	(9)	66,667	23,333	90,000	192,308		2.62%
Frost Gamma Investment Trust (10)	67,500	(11)	50,000	17,500	67,500	0		0
Michael Brauser	192,028	(12)	66,667	23,333	90,000	102,028		1.31%
Merrill Lynch Pierce Fenner And Smith Inc. Custodian FBO Ronald B. Low IRA	27,000	(13)	20,000	7,000	27,000	0		0
Weintraub Capital Management, L.P. (14)	45,000	(15)	33,333	11,667	45,000	0		0
Melechdavid, Inc. Retirement Plan (16)	9,000	(17)	6,667	2,333	9,000	0		0
Alan Honig	102,844	(18)	6,667	2,333	9,000	93,844	(19)	1.28%
Robert S. Colman Trust UDT 3/13/85	22,500	(20)	16,667	5,833	22,500	0		0
John O'Rourke	26,423	(21)	3,333	1,167	4,500	21,923		*
TOTAL			370,001	129,499	499,500

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities. None of the selling stockholders is a broker dealer or an affiliate of a broker dealer other than as described in the footnotes to the table below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 6,789,995 shares of common stock outstanding as of November 14, 2014.

* represents less than 1%.

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2) As of November 14, 2014, there were 6,789,995 shares of our common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling stockholder on November 14, 2014 , (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of November 14, 2014 ), and (b) the denominator is the sum of (i) the 7,289,405 shares outstanding after offering based upon 6,789,905 shares of common stock outstanding on November 14, 2014 , after giving effect to the Reverse Split and (ii) the number of shares of common stock which such selling stockholders has the right to acquire within 60 days of November 14, 2014 after offering.

(3) Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(4) Includes (a) (i) 33,333 shares of common stock underlying the Note being offered by this prospectus and (ii) 11,667 shares of common stock underlying warrants being offered by this prospectus; (b) (i) 30,000 shares of common stock held by the Barry and Renee Honig Charitable Foundation, Inc. (the “Foundation”), and (ii) 7,692 shares of common stock underlying warrants with an exercise price of $7.50 per share held by the Foundation; (c) (i) 39,700 shares of common stock held by GRQ Consultants, Inc. (“GRQ”) and (ii) 962 shares of common stock underlying warrants with an exercise price of $7.50 per share held by GRQ; (d) (i) 85,515  shares of common stock held by the GRQ Consultants, Inc. 401k Plan (the “GRQ 401k Plan”), (ii) 14,423 shares of common stock underlying warrants with an exercise price of $6.50 per share held by the GRQ 401k Plan, and (iii) 31,731 shares of common stock underlying warrants with an exercise price of $7.50 per share held by the GRQ 401k Plan; (e) 49,996 shares of common stock held by the GRQ Consultants, Inc. Defined Benefit Plan (the “GRQ Defined Plan”); (f) (i) 197,285 shares of common stock held by the GRQ Consultants, Inc. Roth 401k Plan (the “GRQ Roth 401k Plan”) and (ii) 11,502 shares of common stock underlying warrants with an exercise price of $7.80 per share held by the GRQ Roth 401k Plan. Mr. Honig is the President of GRQ and the trustee of the Foundation, the GRQ 401k Plan, the GRQ Defined Plan and the GRQ Roth 401k Plan and is deemed to hold voting and dispositive power over shares held by such entities. Certain shares of common stock underlying outstanding warrants are excluded in the total number of shares held due to a blocker that prevents exercise if the number of shares of common stock to be issued pursuant to such conversion would, when aggregated with all other shares of common stock owned by such holder at such time, result in the holder beneficially owning more than 9.99% of all of the common stock outstanding at such time.

(5) Includes (a) (i) 60,769 shares of common stock held by the Barry and Renee Honig Charitable Foundation, Inc. (the “Foundation”), and (ii) 7,692 shares of common stock underlying warrants with an exercise price of $7.50 per share held by the Foundation; (b) (i) 43,546 shares of common stock held by GRQ Consultants, Inc. (“GRQ”); (ii) 962 shares of common stock underlying warrants with an exercise price of $7.50 per share held by GRQ and 58,333 shares of common stock underlying shares of Series B Preferred Stock; (c) (i) 212,438  shares of common stock held by the GRQ Consultants, Inc. 401k Plan (the “GRQ 401k Plan”), (ii) 14,423 shares of common stock underlying warrants with an exercise price of $6.50 per share held by the GRQ 401k Plan, and (iii) 31,731 shares of common stock underlying warrants with an exercise price of $7.50 per share held by the GRQ 401k Plan; (d) 49,996 shares of common stock held by the GRQ Consultants, Inc. Defined Benefit Plan (the “GRQ Defined Plan”); (e) (i) 197,285 shares of common stock held by the GRQ Consultants, Inc. Roth 401k Plan (the “GRQ Roth 401k Plan”) and (ii) 11,502 shares of common stock underlying warrants with an exercise price of $7.80 per share held by the GRQ Roth 401k Plan. Mr. Honig is the President of GRQ and the trustee of the Foundation, the GRQ 401k Plan, the GRQ Defined Plan and the GRQ Roth 401k Plan and is deemed to hold voting and dispositive power over shares held by such entities. Certain shares of common stock underlying outstanding warrants are excluded in the total number of shares held due to a blocker that prevents exercise if the number of shares of common stock to be issued pursuant to such conversion would, when aggregated with all other shares of common stock owned by such holder at such time, result in the holder beneficially owning more than 9.99% of all of the common stock outstanding at such time.

(6) Alan S. Honig is the managing member of the Four Kids Investment Fund LLC, and holds voting and dispositive power over shares held by the Four Kids Investment Fund LLC.

(7) Includes (i) 76,923 shares of common stock, (ii) 19,231 shares of common stock underlying warrants, (iii) 66,667 shares of common stock underlying the Note being offered by this prospectus, and (iv) 23,333 shares of common stock underlying warrants being offered by this prospectus.

(8) Del Mar Asset Management, LP (“DMAM”), a Delaware limited partnership serves as the investment manager of the Del Mar Master Fund, Ltd., a Cayman Islands exempted company. Del Mar Management, LLC (“GP”), a Delaware limited liability company, serves as the general partner of DMAM. David Freelove is the managing member of the GP, and therefore holds voting and dispositive power over shares held by the Del Mar Master Fund, Ltd.

(9) Includes (i) 153,846 shares of common stock, (ii) 38,462 shares of common stock underlying warrants, (iii) 66,667 shares of common stock underlying the Note being offered by this prospectus, and (iv) 23,333 shares of common stock underlying warrants being offered by this prospectus.

(10) Mr. Phillip Frost, M.D., is the trustee of Frost Gamma Investments Trust and in such capacity holds voting and dispositive power over the shareholders held by Frost Gamma Investments Trust.

(11) Includes (i) 50,000 shares of common stock underlying the Note being offered by this prospectus, and (ii) 17,500  shares of common stock underlying warrants being offered by this prospectus.

(12) Includes (a) (i) 87,851 shares of common stock, (ii) 66,667 shares of common stock underlying the Note being offered by this prospectus, and (iii) 23,333 shares of common stock underlying warrants being offered by this prospectus held directly by Michael Brauser, (b) (i) 7,500 shares of common stock held by Michael Brauser and Betsy Brauser Ten Ent and (c) 6,677 shares of common stock held by Birchtree Capital, LLC ("Birchtree").  Michael Brauser is the Manager of Birchtree and in such capacity has voting and dispositive power over shares held by Birchtree.

(13) Includes (i) 20,000 shares of common stock underlying the Note being offered by this prospectus, and (ii) 7,000  shares of common stock underlying warrants being offered by this prospectus.

(14) Jerald M. Weintraub is the President of Weintraub Capital Management, L.P. and in such capacity holds voting and dispositive power over the shareholders held by Weintraub Capital Management, L.P.

(15) Includes (i) 33,333 shares of common stock underlying the Note being offered by this prospectus, and (ii) 11,667 shares of common stock underlying warrants being offered by this prospectus.

(16) Mark Groussman is trustee of the Melechdavid, Inc. Retirement Plan, and in such capacity holds investment discretion and voting power over securities held by the Melechdavid, Inc. Retirement Plan.

(17) Includes (i) 6,667 shares of common stock underlying the Note being offered by this prospectus, and (ii) 2,333 shares of common stock underlying warrants being offered by this prospectus.

(18) Includes (a) (i) 6,667 shares of common stock underlying the Note being offered by this prospectus, and (ii) 2,333 shares of common stock underlying warrants being offered by this prospectus held directly by Alan Honig and (b) (i) 76,923 shares of common stock, (ii) 19,231 shares of common stock underlying warrants, (iii) 66,667 shares of common stock underlying the Note being offered by this prospectus, and (iv) 23,333 shares of common stock underlying warrants being offered by this prospectus held by Four Kids Investment Fund LLC.

(19) Includes (i) 76,923 shares of common stock and (ii) 19,231 shares of common stock underlying warrants held by Four Kids Investment Fund LLC.

(20) Includes (i) 16,667 shares of common stock underlying the Note being offered by this prospectus, and (ii) 5,833  shares of common stock underlying warrants being offered by this prospectus.

(21) Includes (i) 17,923 shares of common stock, (ii) 4,000 shares of common stock underlying warrants, (iii) 3,333 shares of common stock underlying the Note being offered by this prospectus, and (iv) 1,167 shares of common stock underlying warrants being offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We have 250,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 200,000,000 shares are common stock and 50,000,000 shares are “blank-check” preferred stock.

Capital Stock Issued and Outstanding

On July 18, 2013, we effectuated a Reverse Split at a ratio of 1-for-13. On November 19, 2014, we declared a Stock Dividend pursuant to which holders of our common stock as of the close of business of the record date of December 15, 2014 shall receive one additional share of common stock for each share of common stock held by such holders. We have issued and outstanding securities on a fully diluted basis and as of November 14, 2014, after giving effect to the Reverse Split and the automatic conversion of 978,074 shares of Series A Preferred Stock into 978,074 shares of common stock on November 6, 2014 , without giving effect to the Stock Dividend :

•	6,790,995 shares of common stock;

•	30,120 shares of Series A Preferred Stock;

•	449,333 shares of Series B Preferred Stock;

•	Warrants to purchase 1,003,046 shares of common stock; and

•	Options to purchase 1,466,345 shares of common stock

Common Stock

As of November 14, 2014, 6,790,995 shares of common stock were issued and outstanding. The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of our directors.

The payment of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

On July 28, 2014, our Board of Directors adopted an amendment our Amended and Restated Bylaws (“Bylaws”), which provides that directors shall be divided into three (3) classes. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors, and any remaining directors shall be included within such groups as the Board of Directors shall designate. The first such class of directors will be elected for a term which expires in 2015. The second class will be elected for a term which expires in 2016. The third class will be elected to a term which expires in 2017. At each annual meeting of stockholders of the Company, beginning in 2015, successors to the class of directors whose term expires at the annual meeting in that year shall be elected for a three-year term. Our Board of Directors nominated and appointed the following persons to serve in each of the following, newly-constituted classes of directors: (i) John Stetson and Edward Kovalik for election as Class I directors; (ii) Stuart Smith and William Rosellini for election as Class II directors; and (iii) Doug Croxall for election as a Class III director.

Preferred Stock

Shares of preferred stock may be issued from time to time, in one or more series, and our Board of Directors is authorized to determine the designation and fix the number of shares of each series. Our Board of Directors is authorized to fix and determine the voting rights, the preferences, the redemption rights, dividend rates, the conversion rights and other special rights with respect to each class or series of preferred stock.

Prior to the issuance of shares of a series of our preferred stock, our Board of Directors, without stockholder approval, will adopt resolutions and file a certificate of designation regarding the series of preferred stock with the State of Nevada and the SEC.  The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including the following:

●	the maximum number of shares in the series and the designation;

●	voting rights, if any, of the preferred stock;

●	the dividend rates, periods and/or payment dates or methods of calculation applicable to the preferred stock;

●	whether dividends are cumulative or non-cumulative, and if cumulative, the date from which dividends on the preferred stock will accumulate;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

●
the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, another series of preferred stock, or any other class of securities being registered hereby, including the conversion price (or manner of calculation) and conversion period;

●	the provisions for redemption, if applicable, of the preferred stock;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	liquidation preferences;

●
any limitation on the issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

There shall be no limitation or restriction on any variation between any of the different series of preferred stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.  The several series of preferred stock may, except as otherwise expressly provided in any prospectus supplement or document incorporated by reference, as applicable, vary in any and all respects as fixed and determined by the resolution or resolutions of our board of directors, providing for the issuance of the various series; provided, however, that all shares of any one series of preferred stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Series A Preferred Stock

As of November 14, 2014, 30,120 shares of Series A Preferred Stock were issued and outstanding.  On November 6, 2014, 978,074 shares of Series A Preferred Stock were automatically converted into 978,074 shares of our common stock pursuant to Section 5(c) of the Certificate of Designation of the Series A Preferred Stock. The terms of the Series A Preferred Stock are summarized below:

Rank.  The Series A Preferred Stock will rank senior to common stock and to all other classes and series of our equity securities which by its terms do not rank on a parity with or senior to the Series A Preferred Stock.

Dividend.  The holders of Series A Preferred Stock will be entitled to receive dividends at an annual rate equal to 8% based on a value of $6.50 per share, payable quarterly commencing on January 31, 2015.  We may pay dividends on the Series A Preferred Stock in shares of common stock, with each share of common stock being valued at the higher of $6.50 per share or the thirty day VWAP (as defined in the Series A Certificate of Designations) as of the trading day immediately prior to the date that the dividend is to be paid.  All accrued and unpaid dividends, if any, shall be mandatorily paid immediately prior to the earlier to occur of: (i) a liquidation, dissolution or winding up for the Company, (ii) a voluntary conversion by the holder of the Series A Preferred Stock, or (iii) a mandatory conversion pursuant to the terms of the Series A Certificate of Designations, and as further described below.

Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive $6.50 per share of the respective preferred stock held, before any payments are made to holders of common stock or any other class or series of the Company’s capital stock ranking junior as to liquidation rights to Series A Preferred Stock. After such payment to the holders of Series A Preferred Stock, holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

Voting Rights.  As long as more than 25% of the Series A Preferred Stock remain outstanding, we may not, and may not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the Series A Preferred Stock outstanding at the time: (i) incur Indebtedness or authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Preferred Stock, ranking prior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; (iii) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of our stock that are junior to the Series A Preferred; (iv) amend our Articles of Incorporation or By-Laws so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; (v) effect any distribution with respect to stock junior to or on parity with the Series A Preferred Stock; or (vi) reclassify our outstanding securities.  “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptance, current swap agreements, interest rate swaps, or other financial products, (c) all capital lease obligations (to the extent the same exceed $500,000 in any fiscal year), (d) all synthetic leases, and (e) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; provided, however, Indebtedness shall not include (a) a working capital line of credit, containing typical and customary terms and conditions, of up to $3,000,000 issued by a bank, credit union, governmental agency or similar unaffiliated corporate or institutional lender, (b) usual and customary trade debt incurred in the ordinary course of business (c) indebtedness  incurred to fund all or a portion of  the purchase price in connection with the acquisition of  patent portfolios and/or other intellectual property by us and (d) endorsements for collection or deposit in the ordinary course of business.  Besides the foregoing voting rights, the Series A Preferred Stock shall have no voting rights and the common stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock.

Conversion.  Each share of Series A Preferred Stock may be converted at the holder’s option at any time after issuance into one share of common stock, provided that the number of shares of common stock to be issued pursuant to such conversion does not exceed, when aggregated with all other shares of common stock owned by such holder at such time, result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the common stock outstanding at such time, unless otherwise waived  in writing by us with sixty-one (61) days’ notice.

Mandatory Conversion.  On a date which at least one day after the VWAP of the Common stock has exceeded $9.25 per share for a period of four out of eight consecutive trading days, each share of the Series A Preferred Stock outstanding shall automatically convert into one fully paid and nonassessable shares of common stock, as adjusted for stock splits, combinations, certain dividends and distributions.

Series B Preferred Stock

As of November 14, 2014, 449,333 shares of Series B Preferred Stock were issued and outstanding.  The terms of the Series B Preferred Stock are summarized below:

Rank.  The Series B Preferred Stock will rank junior to the Series A Preferred Stock.

Dividend.  The holders of Series B Preferred Stock will be entitled to receive such dividends paid and distributions made to the holders of common stock, pro rata to the holders of common stock to the same extent as if such holders had converted the Series B Convertible Preferred Stock into common stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of common stock on the record date for such dividends and distributions.

Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Company, after provision for payment of all debts and liabilities of the Company and the payment of a liquidation preference to the holders of the Company’s Series A Preferred Stock, any remaining assets of the Company shall be distributed pro rata to the holders of common stock and the holders of Series B Convertible Preferred Stock as if the Series B Convertible Preferred Stock had been converted into shares of common stock on the date of such liquidation, dissolution or winding up of the Company.

Voting Rights.  The Series B Preferred Stock have no voting rights except with regard to certain customary protective provisions set forth in the  Series B Certificate of Designations and as otherwise provided by applicable law.

Conversion.  Each share of Series B Preferred Stock may be converted at the holder’s option at any time after issuance into  one share of common stock, provided that the number of shares of common stock to be issued pursuant to such conversion does not exceed, when aggregated with all other shares of common stock owned by such holder at such time, result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the common stock outstanding at such time, unless otherwise waived  in writing by us with sixty-one (61) days’ notice.

Warrants

On May 31, 2013, we sold an aggregate of 1,153,844 units representing gross proceeds of $6,000,000 to certain accredited investors pursuant to a securities purchase agreement, among which, 999,998 units representing $5,200,000 were funded. Each unit was subscribed for a purchase price of $5.20 per unit and consists of: (i) one share of our common stock, and (ii) a three (3) year warrant to purchase one half share of our common stock at an exercise price of $6.50 per share, subject to adjustment upon the occurrence of certain events such as stock splits and stock dividends and similar events.  The warrants contain limitations on the holders’ ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 9.99% of our issued and outstanding common stock. The Company paid placement agent fees of $170,000 to two broker-dealers in connection with the sale of the units of which $30,000 was previously paid by us as a retainer. On July 29, 2013, we converted legal fees of $29,620 into 5,696 units. In August 2013, two investors who had subscribed for an aggregate of 153,846 units for an aggregate purchase price of $800,000 on May 31, 2013 assigned their subscriptions to other investors. Such other investors each funded their subscriptions and such additional units were issued. Additionally, we paid placement agent fees of $35,029 and legal fees of $42,375 in connection with the sale of units.

On April 20, 2014, we sent a letter to all the holders of the warrants described above to reduce the exercise price of the warrants from $6.50 per share to $5.75 per share, if the holders of the warrants accepted the Company’s offer to exercise the warrants in full for cash by the extended deadline of April 24, 2014.  On April 24, 2014, one holder of such warrants, whom is an accredited investor, accepted our offer and thereby exercised his warrants, for gross proceeds of $138,224.

On May 1, 2014, we sold an aggregate of 1,000,502 units representing gross proceeds of $6,503,264 to certain accredited investors pursuant to a securities purchase agreement.  Each unit was subscribed for at a purchase price of $6.50 per unit and consists of: (i) one share of our 8% Series A Preferred Stock, $0.0001 par value per share, and (ii) a two year warrant to purchase shares of our common stock, $0.0001 par value per share in an amount equal to twenty five percent (25%) of the number of Series A Preferred shares purchased. The warrants have an exercise price of $7.50 per share, subject to adjustment upon the occurrence of certain events such as stock splits and dividends.  The warrants also contain limitations on the holders’ ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 9.99% of our issued and outstanding common stock.  The Company paid a placement fee to Laidlaw & Company (UK) Ltd., as placement agent, in the amount of $200,000 in connection with the sale of the units, of which  $100,000 was paid in cash upon the closing of the private placement and $100,000 was payable in units.  Accordingly, the Company issued 15,385 shares of Series A Preferred Stock and 3,846 warrants to Laidlaw & Company (UK) Ltd.  In addition, we paid the lead investors in the offering $50,000 for due diligence. It was originally contemplated that this fee would be fully paid in units, however we ultimately paid $25,000 in cash to one lead investor and $25,000 was paid in units to the other lead investor in the offering, such that we issued 7,692 shares of Series A Preferred Stock and 1,923 warrants to such lead investor.

On October 16, 2014, we sold an aggregate of $5,550,000 of principal amount of Notes along with two-year to purchase 128,333 shares of our common stock.  The Notes and warrants are initially convertible into shares of the our common stock at a conversion price of $15.00 per share and an exercise price of $16.50 per share, respectively.  The conversion and exercise prices are subject to adjustment in the event of certain events, including stock splits and dividends.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer LLC, whose address is 110 Greene St. Suite 403, New York, NY 10012.

Listing

Our common stock is listed on The NASDAQ Stock Market LLC under the symbol “MARA.”  We have not applied to list our common stock on any other exchange or quotation system.

Indemnification of directors and officers.

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”).  NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling us, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP will pass upon the validity of the shares of common stock sold in this offering.  A member of Sichenzia Ross Friedman Ference LLP is also indirectly the beneficial owner of 4,808 shares of common stock and 2,404 shares of common stock issuable upon the exercise of outstanding warrants

EXPERTS

The financial statements of Marathon Patent Group Inc. for the fiscal years ended December 31, 2013 and 2012 have been audited by KBL, LLP, an independent registered public accounting firm as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http:// www.marathonpg.com/. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 31, 2014;
●	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, as filed with the SEC on May 30, 2014;
●	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, as filed with the SEC on June 12, 2014;
●	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, as filed with the SEC on September 12, 2014;
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 15, 2014;
●	Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2014, as filed with the SEC on July 1, 2014;
●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on August 14, 2014;
●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014;
●	Our Current Report on Form 8-K filed with the SEC on March 17, 2014;
●	Our Current Report on Form 8-K filed with the SEC on April 18, 2014;
●	Our Current Report on Form 8-K filed with the SEC on April 18, 2014;
●	Our Current Report on Form 8-K filed with the SEC on April 30, 2014;
●	Our Current Report on Form 8-K/A filed with the SEC on May 1, 2014;
●	Our Current Report on Form 8-K filed with the SEC on May 5, 2014;
●	Our Current Report on Form 8-K filed with the SEC on May 7, 2014;
●	Our Current Report on Form 8-K filed with the SEC on May 8, 2014;
●	Our Current Report on Form 8-K filed with the SEC on May 16, 2014;
●	Our Current Report on Form 8-K filed with the SEC on June 4, 2014;
●	Our Current Report on Form 8-K filed with the SEC on July 9, 2014;
●	Our Current Report on Form 8-K/A filed with the SEC on July 9, 2014;
●	Our Current Report on Form 8-K filed with the SEC on July 23, 2014;
●	Our Current Report on Form 8-K filed with the SEC on July 31, 2014;
●	Our Current Report on Form 8-K filed with the SEC on August 14, 2014;
●	Our Current Report on Form 8-K filed with the SEC on September 3, 2014;
●	Our Current Report on Form 8-K filed with the SEC on September 5, 2014;
●	Our Current Report on Form 8-K filed with the SEC on September 3, 2014;
●	Our Current Report on Form 8-K filed with the SEC on September 5, 2014;
●	Our Current Report on Form 8-K filed with the SEC on September 15, 2014;
●	Our Current Report on Form 8-K filed with the SEC on September 19, 2014;
●	Our Current Report on Form 8-K filed with the SEC on October 6, 2014;
●	Our Current Report on Form 8-K filed with the SEC on October 10, 2014;
●	Our Current Report on Form 8-K filed with the SEC on October 14, 2014;
●	Our Current Report on Form 8-K filed with the SEC on October 14, 2014;
●	Our Current Report on Form 8-K filed with the SEC on October 21, 2014;
●	Our Current Report on Form 8-K filed with the SEC on November 6, 2014;
●	Our Current Report on Form 8-K filed with the SEC on November 12, 2014;
●	Our Current Report on Form 8-K/A filed with the SEC on November 12, 2014;
●	Our Current Report on Form 8-K filed with the SEC on November 25, 2014;
●	Our Current Report on Form 8-K filed with the SEC on December 1, 2014;
●	Our Proxy Statement on Schedule 14A filed with the SEC on August 21, 2014; and
●	The description of our capital stock that is contained in our Registration Statement on Form 8-A, filed with the SEC on July 22, 2014.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date and prior to effectiveness of this registration statement of which this prospectus is a part. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.  The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number: Marathon Patent Group, Inc., 11100 Santa Monica Blvd., Ste. 380, Los Angeles, CA 90025, Telephone: (703) 232-1701, Attn: Chief Financial Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We are paying all of the expenses related to this offering. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$822
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	50,000
Miscellaneous Fees and Expenses	0
Total	$55,822

Item 15. Indemnification of Directors and Officers.

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”).  NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling us, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

Item 16.  Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 9, 2011)
3.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 28, 2014)
3.3	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 20, 2013)
3.4	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 19, 2013)
3.5
Certificate of Designations of Series A Convertible Preferred Stock of Marathon Patent Group, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 7, 2014)

3.6
Certificate of Designations of Series B Convertible Preferred Stock of Marathon Patent Group, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on May 7, 2014)

3.7
Certificate of Correction to the Certificate of Designation of Series A Convertible Preferred Stock of Marathon Patent Group, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 2, 2014)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-3, filed with the SEC on November 19, 2014)
10.2	Form of Secured Convertible Note (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-3, filed with the SEC on November 19, 2014)
10.3	Form of Warrant (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-3, filed with the SEC on November 19, 2014)
10.4	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-3, filed with the SEC on November 19, 2014)
23.1	Consent of KBL LLP*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (Incorporated by reference to the power of attorney included in the Company’s Registration Statement on Form S-3, filed with the SEC on November 19, 2014)

* Filed herewith.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 15, 2014 .

MARATHON PATENT GROUP, INC.
By:	/s/ Doug Croxall
Name: Doug Croxall
Title: Chief Executive Officer and Chairman
(Principal Executive Officer)

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Doug Croxall	Chief Executive Officer and Chairman (Principal Executive Officer)	December 15, 2014
Doug Croxall

/s/ Francis Knuettel II	Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2014
Francis Knuettel II

*	Executive Vice President, Secretary and Director	December 15, 2014
John Stetson

	Director	December 15, 2014
Stuart Smith

	Director	December 15, 2014
Edward Kovalik

*	Director	December 15, 2014
William Rosellini

*   Executed on December 15, 2014 by Doug Croxall as attorney-in-fact under power of attorney granted in the Registration Statement previously filed on November 19, 2014.

* /s/ Doug Croxall
   Doug Croxall
   Attorney-in-Fact